UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Splunk Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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SUPPLEMENT NO. 1 TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2022

This is Supplement No. 1 (this “Supplement”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Splunk Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 2, 2022, for use at the Company’s Annual Meeting of Stockholders on June 16, 2022 (the “Annual Meeting”).

Following the filing of the Proxy Statement, the Company amended the proposed Splunk Inc. 2022 Equity Incentive Plan (the “Plan”) which has been submitted to the stockholders of the Company for approval at the Annual Meeting as Proposal 4. The Plan was amended to include the following last sentence in Section 3(b) of the Plan:

“For the avoidance of doubt, Shares repurchased by the Company using Option exercise proceeds will not become available for future grant under the Plan.”

The following bullet in Proposal 4 is also amended and restated as follows:

Certain Shares Are No Longer Returned to the Share Reserve. Shares used to pay the exercise price of an award granted under the 2022 Plan or to satisfy tax withholding obligations for an award granted under the 2022 Plan will not become available for future grant under the 2022 Plan. Under the 2012 Plan, such shares could be used for future grants. In addition, the Plan specifically provides that shares repurchased by the Company using Option exercise proceeds will not become available for future grant under the Plan.

Except as described above, Proposal 4 and the text of the Plan, as appended to the Proxy Statement, otherwise remains unchanged. The Plan, as so amended, remains subject to stockholder approval.

This Supplement is being filed with the SEC and is being made available to stockholders on or about May 27, 2022. Only stockholders of record as of the close of business on April 20, 2022 are entitled to receive notice of and to vote at the Annual Meeting.

This Supplement should be read in conjunction with the Proxy Statement. Except as described in this Supplement, all information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. Defined terms used but not defined in this Supplement have the meanings set forth in the Proxy Statement.